Exhibit 99.1

GSI Technology, Inc. Receives

Unsolicited Acquisition Proposal

SUNNYVALE, CA — (Marketwired—June 5, 2015) — GSI Technology, Inc. (NASDAQ: GSIT) today announced that, on June 4, 2015, it received from GigOptix, Inc. an unsolicited, non-binding and conditional proposal to acquire the company for consideration of $6.50 per share consisting of a combination of GigOptix common stock and cash (including an unspecified amount of GSI Technology’s own cash paid as a special dividend).

The proposal appears to be similar to a previous proposal rejected by GSI Technology’s Board in September 2014.  The Board will promptly and carefully review and consider the latest GigOptix proposal consistent with its fiduciary duties and in consultation with its financial and legal advisors. Following its review, the GSI Technology Board will respond to the proposal and advise its stockholders of the Board’s response.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements.  Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include the possibility that the unsolicited proposal by GigOptix may not be supported by the GSI Technology Board and that one or more of the conditions to the proposal may not be satisfied.  Further information regarding other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI Technology, Inc.

Douglas Schirle

Chief Financial Officer

408-331-9802